FOR IMMEDIATE RELEASE

For more information, contact:
Debbie Bockius
636-728-3031

VICTOR TECHNOLOGIES GROUP, INC. ANNOUNCES
2013 THIRD QUARTER RESULTS

ST. LOUIS, MO - November 12, 2013 - Victor Technologies Group, Inc. (the "Company") today reported results for the three and nine months ended September 30, 2013 as follows:

($'s in thousands)
	Three Months Ended
	September 30, 2013	September 30, 2012	% Change
Net Sales	$119,388	$121,111	(1.4)%
Net Income	10,331	5,332	93.8%
Adjusted EBITDA	24,524	23,105	6.1%

	Nine Months Ended
	September 30, 2013	September 30, 2012	% Change
Net Sales	$370,043	$380,239	(2.7)%
Net Income	20,795	16,530	25.8%
Adjusted EBITDA	73,451	69,072	6.3%

Financial Review for the Three Months Ended September 30, 2013
Net sales in the third quarter of 2013 were $119.4 million, a decline of $1.7 million, or 1.4%, as compared to the third quarter of 2012. The decrease was primarily attributable to foreign currency translation changes of $2.9 million which were partially offset by a $1.5 million increase in net sales primarily associated with price increases. Stated in local currencies, net sales increased 0.9% with Americas and Europe/ROW sales increasing 4.1% and 15.0%, respectively, and Asia-Pacific sales decreasing 9.5% primarily due to lower volumes in Australia.
Gross margin as a percentage of net sales increased from 35.8% in the third quarter of 2012 to 38.1% in the third quarter of 2013. In the third quarter of 2013, the Company recorded a $0.4 million credit to cost of goods sold related to the last-in first-out (“LIFO”) inventory method as overall deflation of manufacturing costs is expected in the current year due to our cost reduction programs. Additionally, the current quarter included $0.1 million of restructuring costs. The third quarter of 2012 included a $0.9 million severance and restructuring charge to costs of goods sold. Excluding these items, adjusted gross margin as a percentage of sales was 37.9% in the third quarter of 2013 compared to 36.6% in the third quarter of 2012. This remaining increase is due to the beneficial impact of manufacturing efficiencies arising from our Victor Continuous Improvement ("VCI") program to lower costs and improve efficiency as well as the impact of higher sales prices.
Third quarter 2013 selling, general and administrative (“SG&A”) costs of $25.4 million were flat compared to the third quarter of 2012.
Interest expense, net, of $8.4 million in the third quarter of 2013 was flat compared to the same period in the prior year.

The Company recognized an income tax benefit of $1.5 million in the third quarter of 2013 due primarily to foreign tax credits claimed on the tax return filed for the prior year and to adjust the effective tax rate for the year to 15.5% from 22.2% as expected at the end of the second quarter 2013. The expected annual effective tax rate declined during the third quarter due to the deferred tax effect of a tax basis adjustment related to the expected sale of property in Australia.
For the third quarter of 2013, net income was $10.3 million, compared to $5.3 million in the third quarter of 2012.  The higher net income for the third quarter of 2013 reflects $2.1 million of higher gross margin and a $2.9 million favorable variance in income taxes.
Adjusted EBITDA was $24.5 million, or 20.5% of net sales, in the third quarter of 2013, an increase from $23.1 million, or 19.1% of net sales, in the third quarter of 2012. Sales price increases along with lower costs and improved efficiencies from our VCI program offset the impact of lower sales volumes compared to the prior year.

Financial Review for the Nine Months Ended September 30, 2013
Net sales in the first nine months of 2013 were $370.0 million, a decrease of 2.7% as compared to the first nine months of 2012, primarily due to a $11.8 million decrease in sales volumes and an additional $3.9 million decrease attributable to foreign currency translation. This decrease was partially offset by a $5.5 million increase in net sales associated with price increases. Stated in local currencies, net sales decreased 1.7%, with Americas and Europe/ROW sales increasing 1.1% and 7.4%, respectively, and Asia-Pacific sales decreasing 10.8% primarily due to lower volumes in Australia.
Gross margin as a percentage of net sales increased from 35.3% in the first nine months of 2012 to 37.8% in the first nine months of 2013. In the first nine months of 2013, the Company recorded a $0.7 million credit to cost of goods sold related to the LIFO inventory method as overall deflation of manufacturing costs is expected in the current year due to our cost reduction programs. Additionally, the first nine months of 2013 included $0.3 million of severance and restructuring costs compared to $0.9 million in the same period in the prior year. Excluding these items, gross margin as a percentage of sales was 37.7% in the first nine months of 2013 compared to 35.6% in the first nine months of 2012. This remaining increase is due to the beneficial impact of manufacturing efficiencies arising from our VCI program to lower costs and improve efficiency, as well as the impact of higher sales prices.
SG&A costs for the first nine months of 2013 were flat compared to the same period in the prior year.
Restructuring charges in the first nine months of 2013 totaled $6.1 million, consisting primarily of employee termination benefit costs related to the restructuring of the Company's Melbourne, Australia manufacturing operations. The Company expects to record approximately $0.1 million of additional costs in the fourth quarter of 2013 related to these activities. Substantially all of the remaining payments are expected to be made in the fourth quarter as well.
Interest expense, net, was $25.3 million in the first nine months of 2013, compared to $23.7 million in the first nine months of 2012. This increase is primarily the result of three full quarters of interest expense on the $100 million of Senior Secured Notes due 2017 which were issued on March 6, 2012.
The effective tax rate for the first nine months of 2013 was 7.1%. The decrease in the effective tax rate from 27.4% for the first nine months of 2012 is primarily a result of the Company's ability to recognize foreign tax credits for 2012 in the third quarter of 2013 and a reduction in the estimated annual effective tax rate to 15.5% in 2013 compared to 27.2% in the prior year. The decline in the annual effective tax rate is primarily due to 2013 foreign tax credits and the deferred tax effect of a tax basis adjustment related to the expected sale of property in Australia.
For the first nine months of 2013, net income was $20.8 million compared to $16.5 million in the first nine months of 2012.  The increase in net income for the first nine months of 2013 reflects a $5.4 million increase in gross margin, despite a $10.2 million decrease in net sales, as well as a $4.6 million reduction in the income tax provision offset by $3.9 million of additional restructuring costs.
Adjusted EBITDA was $73.5 million, or 19.8% of net sales, in the first nine months of 2013, as compared to $69.1 million, or 18.2% of net sales, in the first nine months of 2012. The higher amount in 2013 is due to sales price increases as well as the impact of improved operating efficiencies and restructuring initiatives that have lowered our costs compared to prior year.

Cash Flows and Liquidity
Cash flows from operating activities provided $37.0 million of cash in the first nine months of 2013, as compared to $28.3 million of cash provided in the comparable period of 2012. This increase in cash flow was driven largely by higher net income and lower uses of cash for variable compensation plans.
Capital spending, primarily for manufacturing equipment purchases, totaled $6.3 million and $8.3 million in the first nine months of 2013 and 2012, respectively.
As of September 30, 2013, combined cash and availability under the Company's Working Capital Facility was $110.5 million.
On October 31, 2013 the Company announced it had acquired Gas-Arc Group Ltd, a privately held manufacturer of gas control equipment based in the United Kingdom, for approximately $40 million in cash, subject to post-closing adjustments. Gas-Arc's portfolio includes branded gas control products that meet specialty gas application requirements as well as cutting and welding equipment for the industrial, laboratory and medical gas control markets. The Company funded the acquisition using cash on hand.
On November 12, 2013, the Company provided notice to the holders of the Senior Secured Notes that the Company will redeem, subject to the terms and conditions in its notice, $33 million, or 9.17%, of outstanding aggregate principal amount of Senior Secured Notes on December 12, 2013 (the "Redemption Date"). On the Redemption Date, the Senior Secured Notes selected for redemption will become due and payable at a price equal to 103% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Company intends to finance the aggregate redemption price through borrowings under its working capital facility and available cash.
In connection with the Gar-Arc acquisition and the Senior Secured Notes redemption, the Company and General Electric Capital Corporation agreed to amend the Company's working capital facility agreement, as previously disclosed.

Outlook for Remainder of 2013
Martin Quinn, Victor Technologies' Chief Executive Officer, commented, “We are very pleased to report an adjusted EBITDA margin above 20% for the second quarter in a row highlighting the success of our Victor Continuous Improvement initiatives. Due to general weak economic conditions, particularly in Australia, we continue to experience challenges on the top line but were very encouraged by the sales growth in the quarter in the US and Europe."
Mr. Quinn added, “We believe it is extremely important in this market to make the right strategic investments to position the company for future growth. We were delighted to add Gas-Arc, a market leader in gas control equipment in the UK, to our portfolio at the end of October."

Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, Adjusted Gross Margin and sales stated in local currency, or "Organic Net Sales", (our “Non-GAAP Measures”), as presented below, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.
We define EBITDA as net income plus interest, net, income tax provision and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include, but are not limited to, LIFO adjustments, restructuring and other severance expenses, management fees paid to our sponsor, non-cash stock compensation expense, one-time expenses associated with the Company's name change, product rebranding expenses, and a gain on an Australian Dollar derivative. We define Adjusted Gross Margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include, but are not limited to, LIFO and severance expenses. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. We define Organic Net Sales as reported net sales less foreign currency impacts.
Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA also facilitates readers' ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.
Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Income to Adjusted Gross Margin.

Conference Call
Victor Technologies will hold a teleconference to discuss financial results on November 13, 2013 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
U.S. and Canada: 1-800-988-9649
International: 1-210-234-0013
Conference ID: 5654855
Passcode: VICTOR

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Victor Technologies website at www.victortechnologies.com within 24 hours following the call.

About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, gas control and specialty welding equipment under brand names that include Victor®, Victor® Thermal Dynamics®, Victor® Arcair®, Victor® Turbo Torch®, Tweco®, Thermal Arc®, Stoody®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the Company’s web site at www.victortechnologies.com.

Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports it files from time to time.

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
($'s in thousands)

	Three Months Ended		Three Months Ended
	September 30, 2013	% of Sales	September 30, 2012	% of Sales

Net sales	$119,388	100.0%	$121,111	100.0%
Cost of goods sold	73,857	61.9%	77,718	64.2%
Gross margin	45,531	38.1%	43,393	35.8%
Selling, general and administrative expenses	25,374	21.3%	25,384	21.0%
Amortization of intangibles	1,641	1.4%	1,623	1.3%
Restructuring costs	577	0.5%	518	0.4%
Operating income	17,939	15.0%	15,868	13.1%
Other expense:
Interest, net	(8,433)	(7.1)%	(8,490)	(7.0)%
Amortization of deferred financing costs	(677)	(0.6)%	(618)	(0.5)%
Income before income tax provision	8,829	7.4%	6,760	5.6%
Income tax (benefit) provision	(1,502)	(1.3)%	1,428	1.2%
Net income	$10,331	8.7%	$5,332	4.4%

	Nine Months Ended		Nine Months Ended
	September 30, 2013	% of Sales	September 30, 2012	% of Sales

Net sales	$370,043	100.0%	$380,239	100.0%
Cost of goods sold	230,256	62.2%	245,835	64.7%
Gross margin	139,787	37.8%	134,404	35.3%
Selling, general and administrative expenses	79,089	21.4%	79,285	20.9%
Amortization of intangibles	4,929	1.3%	4,790	1.3%
Restructuring costs	6,105	1.6%	2,177	0.6%
Operating income	49,664	13.4%	48,152	12.7%
Other expense:
Interest, net	(25,299)	(6.8)%	(23,673)	(6.2)%
Amortization of deferred financing costs	(1,985)	(0.5)%	(1,718)	(0.5)%
Income before income tax provision	22,380	6.0%	22,761	6.0%
Income tax provision	1,585	0.4%	6,231	1.6%
Net income	$20,795	5.6%	$16,530	4.3%

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($'s in thousands)

	September 30, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$59,291	$32,379
Accounts receivable, net	71,097	64,986
Inventory	104,977	100,609
Prepaid expenses and other	11,684	12,492
Prepaid income taxes	1,529	—
Deferred tax assets	2,423	2,423
Assets held for sale	11,574	—
Total current assets	262,575	212,889
Property, plant and equipment, net	56,783	75,894
Goodwill	183,936	187,123
Intangibles, net	132,225	136,788
Deferred financing fees	13,501	15,486
Other assets	566	559
Total assets	$649,586	$628,739

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of other long-term obligations	$1,319	$1,563
Accounts payable	34,417	29,709
Accrued and other liabilities	33,896	36,717
Accrued interest	9,577	1,479
Income taxes payable	794	312
Deferred tax liabilities	4,436	4,436
Total current liabilities	84,439	74,216
Long-term obligations, less current maturities	357,183	357,520
Deferred tax liabilities	77,857	80,767
Other long-term liabilities	15,252	18,801
Total stockholders' equity	114,855	97,435
Total liabilities and stockholders' equity	$649,586	$628,739

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
($'s in thousands)

	Nine Months Ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net income	$20,795	$16,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,040	15,384
Deferred income taxes	(169)	1,795
Stock compensation expense	933	653
Non-cash interest expense	558	386
Restructuring costs, net of payments	(262)	(854)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,637)	(6,705)
Inventory	(6,115)	(6,670)
Prepaid expenses	694	(247)
Accounts payable	5,778	6,130
Accrued interest	8,098	8,482
Accrued taxes	(1,373)	(2,169)
Accrued and other	(341)	(4,435)
Net cash provided by operating activities	36,999	28,280

Cash flows from investing activities:
Capital expenditures	(6,252)	(8,347)
Acquisitions of business, net of cash acquired	(1,905)	(3,498)
Other	(366)	(498)
Net cash used in investing activities	(8,523)	(12,343)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	—	100,000
Senior Secured Notes discount	—	(5,200)
Dividend payment to Parent	—	(93,507)
Repayments of other long-term obligations	(1,129)	(1,235)
Deferred financing fees	—	(4,421)
Other	501	(87)
Net cash used in financing activities	(628)	(4,450)

Effect of exchange rate changes on cash and cash equivalents	(936)	273

Total increase (decrease) in cash and cash equivalents	26,912	11,760
Total cash and cash equivalents beginning of period	32,379	20,856
Total cash and cash equivalents end of period	$59,291	$32,616

Income taxes paid	$3,322	$6,566
Interest paid	$16,763	$16,847

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1) and Gross Margin to Adjusted Gross Margin (1)
(Unaudited)
($'s in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Net income	$10,331	$5,332	$20,795	$16,530
Plus:
Depreciation and amortization	5,237	5,096	16,040	15,384
Interest expense, net	8,432	8,490	25,299	23,673
Income tax (benefit) provision	(1,502)	1,428	1,585	6,231
EBITDA (1)	$22,498	$20,346	$63,719	$61,818

LIFO method charge (credit) to cost of sales	(389)	(22)	(665)	58
Restructuring and other severances	967	1,229	7,028	3,332
Irving Place Capital management fees and expenses	591	604	1,931	1,794
Stock compensation expense	315	275	934	653
Company name change expenses	—	407	—	1,151
Due diligence costs related to acquisition	185	266	185	266
Product rebranding expenses	116	—	304	—
Loss on Australian dollar derivative used to hedge proceeds for property held for sale	241	—	15	—
Adjusted EBITDA (1)	$24,524	$23,105	$73,451	$69,072
% of Sales	20.5%	19.1%	19.8%	18.2%

Other Information:
Gross Margin, as reported	$45,531	$43,393	$139,787	$134,404
% of Sales	38.1%	35.8%	37.8%	35.3%
Plus:
LIFO method charge (credit) to cost of sales	(389)	(22)	(665)	58
Severance and other restructuring	129	908	308	908
Adjusted Gross Margin (1)	$45,271	$44,279	$139,430	$135,370
% of Sales	37.9%	36.6%	37.7%	35.6%

(1) A non-GAAP measure

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Reported Net Sales to Organic Net Sales (1)
(Unaudited)
($'s in thousands)

	Three Months Ended
	September 30, 2013	September 30, 2012	% Change
Net Sales:
Reported	$119,388	$121,111	(1.4)%
Foreign Currency	2,868	—	(2.3)%
Organic	$122,256	$121,111	0.9%

	Nine Months Ended
	September 30, 2013	September 30, 2012	% Change
Net Sales:
Reported	$370,043	$380,239	(2.7)%
Foreign Currency	3,915	—	(1.0)%
Organic	$373,958	$380,239	(1.7)%

(1) A non-GAAP measure